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                                                                  EXHIBIT 10(xi)

                       SUPPLY AND DISTRIBUTION AGREEMENT

     This Agreement dated 16th of November 1998 between Viragen (Europe) Ltd., a Delaware Corporation, having its offices at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324-3212 ("VERP") and the Adamjee Group of Companies ("AGC"), a company incorporated under the laws of Pakistan having its offices at Adamjee House, 1.1 Chundrigar Road, Karachi, Pakistan.

     WHEREAS, VERP holds the exclusive Manufacturing and Distribution License for countries which comprise the European Union (EU) to develop, manufacture, clinically test and distribute Omniferon(TM), an injectible human leukocyte-derived alpha interferon ("the Product"); and

     WHEREAS, VERP currently owns and operates a manufacturing facility in Edinburgh, Scotland under a collaborative agreement with the Scottish National Blood Transfusion Service and intends to file an application for a Clinical Trial Exemption ("CTX") or Investigation New Drug Application ("IND") in one or more Tier I Counties, and

     WHEREAS, AGC acknowledges that the Product is currently classified as an experimental drug until such time as Phase I / II / III clinical trials have been undertaken and the Product has been approved by the respective regulatory authorities in each jurisdiction where the Product may be cold, which cannot be assured; and

     WHEREAS, AGC wishes to purchase the Product from VERP in accordance with the terms and conditions herein set forth; and

     WHEREAS, VERP is willing to sell the Product to AGC under the terms and conditions herein set forth;

     NOW, THEREFORE, VERP AND AGC, in view of the foregoing premises and in consideration of the terms and conditions hereafter set forth and intending to be legally bound, agree as follows:

     1. Exclusive Territory -- The exclusive territories covered by this Agreement are the countries: India, OAE, Pakistan, Kuwait, Saudi Arabia, Yemen, Qatar, Bahrain, Oman, Sri Lanka, Bangladesh, Nepal, CIS Counties, Brunei, and other Gulf Countries ("the Territory").

     2. Term of Agreement -- The initial term of the Agreement shall be five (5) years with automatic successive five (5) year renewal options granted by VERP, said renewal options shall be reasonable provided the terms and conditions and the purchase requirements set forth below are met.

                      AGC'S PRODUCE PURCHASE REQUIREMENTS

First Consecutive 12 Months.................................              $2 Million
Second Consecutive 12 Months................................              $3 Million
Third Consecutive 12 Months.................................              $5 Million
Fourth and After Consecutive 12 Months......................  $5 Million each year, respectively

     Upon approval of the Product by the FDA, EU and/or comparable regulatory agency for commercialization, the minimum annual purchase by AGC shall be $10 Million per annum, subject to timely delivery of the Product by VERP. However, it is further understood that until the respective regulatory approvals are given for the sale of the Product, then any purchase by AGC used for clinical study and/or sales research shall not serve to commence AGC's requirement to purchase.

     It is understood that AGC's commitment to purchase $10 Million of the Product in the aggregate during the first three (3) years of this Agreement shall commence at such time that VERP and AGC each receive their respective regulatory approvals from regulatory agencies within each of the jurisdictions within the Territory for the sale, purchase, clinical study and/or distribution of the Product.

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     3. Market Research -- Upon execution hereof, AGC agrees to commence marketing and regulatory research and further agrees to submit the research findings including, but not limited to: (I) importation requirements for the targeted country, (ii) local licensing requirements for distribution, (iii) total current and projected market, by indication, and (iv) competitive environment, on or before March 31st, 1999 for at least one (1) country within the Territory. Other findings shall be submitted by year end 1999.

     4. Availability of the Product -- AGC and VERP shall each submit sliding quarterly forecasts for 1999 for production and distribution, respectively, by March 31st, 1999 to each other for at least one (1) country within the Territory. Subsequent forecasts shall be submitted each calendar quarter but not later than year end 1999.

     5. Medical Indications -- VERP expects to file a CTX or IND Application in order to conduct clinical trials estimated to commence in the first quarter of 1999 for Hepatitis C. Simultaneously, or thereafter, VRGN may file an application for Multiple Sclerosis, although no assurance can be given. Hepatitis C Clinical Trials (phase(s) 1 / II / III) are expected to take from 2-3 years. Multiple Sclerosis Clinical Trials are expected to take from 3-5 years, or longer, before commercialization by a regulatory agency which cannot be assured.

     6. Supply and Sale of the Product Prior to E.U. or U.S. Regulatory
Approval -- AGC may cause or undertake Clinical Trials within its Territory in accordance with VERP's approved protocols. Such protocols will be provided to AGC by VERP within sixty (60) days written notice by AGC of their intention to commence clinical trials. AGC would be responsible for all costs and expenses in connection with such trials and shall be responsible for the proper execution, supervision, monitoring and data gathering to be obtained therefrom. VERP agrees to supply Product to AGC during this period subject to receipt of appropriate documentation permitting the exportation and importation of the Product in the various jurisdictions.

     7. Letter of Credit ("L/C") -- AGC shall establish a Letter of Credit from a bank acceptable in form and substance to VERP for each order and shipment and AGC will pay for VERP's discount charges. In addition, AGC will obtain and deliver to VERP an acceptable Letter from the bank giving credibility of AGC to do business for over one million U.S. dollars.

     8. Establishment of Distribution Facility -- AGC shall build, own and operate a pharmaceutical distribution facility in accordance with current Good Manufacturing Practices (cGMP) in a jurisdiction selected by AGC and approved by VERP. Such approval to be based on VERP's evaluation that the proposed facility complies with cGMP requirements and complies with VERP prepared protocols addressing transport and storage of the Product.

     9. The Agreement --

          9.1 If any term or provision of this AGREEMENT is held invalid or unenforceable, the remaining terms and provisions hereof shall not be affected, but shall be valid and enforceable to the fullest extent permitted by law.

          9.2 This AGREEMENT dated as of the date hereof, between the PARTIES incorporate the entire understanding of the PARTIES in relation to the subject matter hereof and revoke and supersede any and all agreements that might have existed regarding such subject matter between the PARTIES.

          9.3 This AGREEMENT, including the validity, construction, interpretation, and performance hereof, shall be governed by the laws of the United Kingdom, without giving effects to conflicts of law.

          9.4 The headings used in this AGREEMENT are intended for help only and shall not be considered part of the written understanding between the PARTIES.

     10. Appointment of Distributor --

          10.1 VERP grants to AGC an exclusive license and AGC accepts the exclusive right to purchase, distribute, promote, and resell the Product in the TERRITORY during the TERM, subject to the terms and conditions set forth in this AGREEMENT. Manufacturing rights and protocols shall be the subject of a separate Transfer of Technology and Manufacturing License Agreement (the "License") and this
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     Agreement does not convey any such rights explicitly or implicitly by or through this contract. However, AGC shall have the first right of refusal to acquire the License for the Territory under terms and conditions in effect. AGC shall have ninety (90) days to accept or reject such License from the date of notice of "Availability to Acquire License".

          10.2 AGC shall purchase from VERP all such quantities of products as AGC shall require from time to time during the TERM for the purposes of resale in the TERRITORY subject to Section 4 of this Agreement.

          10.3 AGC shall not during the TERM purchase products similar to, or in competition with, VERP's Product, from any Person other than VERP or a VERP licensed supplier designated in writing. AGC is not authorized to itself manufacture (except for required labeling and packaging of the product) the product, unless otherwise separately agreed to under the express terms of a written License Agreement with VERP and/or its affiliate, Viragen Technology, Inc.

          10.4 AGC shall not directly or indirectly promote, sell, or distribute the Product outside the TERRITORY nor establish any sales branch or warehouse outside the TERRITORY for the purpose of sales or distribution of the Product outside the TERRITORY.

          10.5 AGC may appoint sub-distributors for the Product in the TERRITORY subject to VERP's prior written approval. The appointment of a sub-distributor shall be on such terms and conditions as AGC may require, but consistent with the terms and conditions of this AGREEMENT.

     11. Independent Trade Status --

          11.1 Each of the parties in performing this AGREEMENT shall be deemed to be acting as an independent contractor. Accordingly, AGC shall purchase the Product from VERP and resell it to AGC's customers in AGC's name and/or for its own account. Neither of the PARTIES shall have any authority whatsoever to act as agent or representative of the other PARTY nor any authority or power to contract or create any obligation or liability on behalf of the other or otherwise bind the other in any way for any purpose. AGC may select any Agent(s) to distribute the Product as long as no liability to VERP is incurred for which AGC will indemnify and hold VERP harmless to any claim arising from this Agreement.

          11.2 All costs and expenses connected with the purchase, direct sale, promotion, distribution, and resale of the product in the TERRITORY shall be borne by AGC except as otherwise specifically provided in this AGREEMENT.

          11.3 VERP shall have no control over AGC's choice of customers or any other aspect of its business, unless VERP has good reason to believe that AGC and/or its customers may be acting in violation of the terms of this Agreement in which event any conflict shall be submitted to arbitration as provided herein.

     12. Price, Payment Terms, and Annual Minimum Purchase Quantities --

          12.1 Subject to Section 3, the price of the Product shall be established and agreed to by both parties prior to June 30, 1999. There shall be added to such prices the costs incurred by VERP to ship products to the PORT OF ENTRY and to ensure such shipments. The risk of loss or damage in shipping to the PORT OF ENTRY, FOB VIRAGEN shall be borne by AGC and/or the shipper(s).

          12.2 Subject only to the exceptions described below, the prices contemplated in Section 12.1 shall be firm for all purchase orders requisitioning product to be shipped in the first ANNUAL PERIOD. For delivery of Product in all succeeding ANNUAL PERIODS, VERP may increase the per unit Product price to cover any increase in cost of materials, direct labor, and overhead related thereto and, subject only to the exceptions described below, such prices shall be firm for all purchase orders requisitioning Products to be shipped in such ANNUAL PERIOD. Both AGC and VERP recognize that the prices to be established in Section 12.1 will not provide for unexpected, substantial currency fluctuations. Fluctuations exceeding plus or minus 5% of the exchange ratio on the date hereof would be considered

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     substantial. AGC and VERP agree to negotiate in good faith a revised selling price in the event of such fluctuations throughout the TERM.

          12.3 The price of the Product delivered to AGC will be paid not more than 30 days from the date of the airway bill in U.S. dollars by bank wire transfer to VERP's designated bank account, and be deemed paid when received. AGC shall bear all costs in connection with effecting payments. AGC will under no circumstances be liable to pay for products not shipped to AGC. VERP reserves the right to unilaterally require other payment terms in the event of any uncured defaults by AGC in making timely payments for ordered Products. In the alternative, purchase may be made as provided in
     Section 7 above.

          12.4 AGC will pay all import duties, if any, and any applicable sales or goods and services taxes imposed by the Government's within the Territory. VERP will pay any export duties, if any.

          12.5 AGC shall be free to set its resale price for the Products.

     13. Orders, Production Planning and Reports --

          13.1 AGC shall order products from VERP utilizing VERP's standard written purchase order form setting forth the number of vials ordered and the desired delivery date. AGC acknowledges that orders should generally be placed at least four (4) months prior to the desired delivery date. An order shall be accepted only by written confirmation from VERP.

          13.2 AGC shall furnish VERP with its projected requirements of Product for each of the calendar quarters comprising the first ANNUAL PERIOD. On the first day of the second quarter of the first ANNUAL PERIOD, and the first day of every calendar quarter thereafter during the TERM, AGC shall give VERP its projected requirement for each succeeding quarter updating projections already given. The projections furnished shall be for the purpose of aiding VERP's production schedule and shall be binding upon AGC.

          13.3 Within thirty days from the end of each quarter of each ANNUAL PERIOD, AGC shall furnish to VERP a schedule setting forth the number of Products sold in that quarter, and shall furnish to VERP such additional information concerning such matters as VERP may reasonably require from time to time relating to Product sales, resales, clinical studies, distribution, promotion and operations.

     14. Quality of Products --

          14.1 VERP warrants to AGC that upon delivery at the PORT OF ENTRY all of the Products shall meet the SPECIFICATIONS.

          14.2 NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE MADE OR WILL BE DEEMED TO HAVE BEEN MADE BY VERP REGARDING THE PRODUCTS, EXCEPT TO THE EXTENT EXPRESSLY STATED HEREIN. Neither AGC nor any of its employees, agents, or representatives is authorized to give any warranties or make any representations on behalf of VERP. In no event shall VERP be held liable for any lost profits or any other incidental or consequential damages in connection with any claims arising out of or related to any products supplied by VERP or AGC.

          14.3 Any claims by AGC regarding the quality or quantity of Products delivered shall be made in writing specifying in reasonable detail the nature or basis for the claim and citing relevant control numbers or other information to enable specific identification of the products in question. AGC shall be deemed to have waived all claims against VERP in connection with any Products, and such Products shall be deemed to have met the SPECIFICATIONS upon delivery of the PORT OF ENTRY, if no such claim is made within sixty (60) days of shipment of such products. All claims timely received by VERP from AGC regarding products shall be handled on a case by case basis during which time VERP or its designee shall have the right to first inspect any products involved before being required to take any action with respect thereto. VERP and AGC acknowledge and agree that all shipments shall be

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     adequately insured, at AGC's cost and expense, to the PORT OF ENTRY and each party hereto shall be responsible for and cooperate in submitting any claims with respect to such shipments.

          14.4 If the PARTIES fail to agree as to whether a delivered quantity of products met the SPECIFICATIONS upon delivery at the PORT OF ENTRY, then the PARTIES shall cooperate to have the batch in dispute analyzed by an internationally recognized independent testing laboratory. The results of said laboratory's testing shall be deemed final as to any dispute over whether products met the SPECIFICATIONS upon delivery at the PORT OF ENTRY. If said batch of products was determined to have met the SPECIFICATIONS upon delivery at the PORT OF ENTRY, then AGC shall bear all costs of the independent laboratory testing. If said batch of the products was determined not to have met the SPECIFICATIONS upon delivery at the PORT OF ENTRY, then AGC shall return to VERP or dispose of such quantity of the products as was determined not to have met the SPECIFICATIONS upon delivery at the PORT OF ENTRY in such manner as VERP shall direct and at VERP's expense and VERP shall in such case bear all costs of the independent laboratory testing.

          14.5 Any quantity of the products found not to have met the SPECIFICATIONS upon delivery at the PORT OF ENTRY will be replaced with conforming products or VERP may, at its option, credit AGC's account for the purchase price thereof, it being expressly agreed by the PARTIES that such replacement or credit shall be the sole and exclusive remedy of AGC for VERP's delivering Products that did not meet the SPECIFICATIONS upon delivery at the PORT OF ENTRY.

          14.6 AGC shall not make any alteration or permit alterations to be made to the Products.

          14.7 Each of the PARTIES agrees to promptly provide to the other all clinical and technical information, data, and know-how, which it develops during the TERM concerning the use and sale of the Products. Each PARTY shall inform the other immediately of any adverse experience associated with Products, which comes to its attention.

     15. Third Party Claims --

          15.1 VERP shall indemnify AGC against claims for death or personal injury resulting from any proper third party claims, demands, proceedings, actions, and judgements to the extent determined to have arisen out of and been caused solely by the fault, negligence, or wrongdoing of VERP in the manufacture of formulation of Products and provided that AGC shall have first promptly notified VERP in writing of the existence of any such claim, demand, proceeding, or action made against AGC and have permitted VERP to deal with the same in such manner as VERP deems necessary or appropriate. AGC shall render such assistance as VERP may reasonably request in dealing with the same and AGC agrees not to settle any such claim or demand or take any action which would compromise or prejudice VERP's interests relating thereto without the prior consultation and written consent of VERP, otherwise AGC shall have been deemed to have waived its indemnification rights hereunder.

          15.2 AGC shall defend, indemnify, and hold VERP harmless from and against all claims, actions, demands, proceedings, judgements, damages, losses, costs, expenses (including reasonable attorney's fees and costs), or other liabilities of any kind which arise out of or are the result of any fault, negligence, act or failure to act, or misconduct of AGC or any of its employees, agents, representatives, or sub-distributors, or any breach or default by it or them of any duty or obligation arising under this AGREEMENT or under any sub-distribution agreement.

     16. Compliance with Laws --

          16.1 After such time as risk of loss passes to AGC, AGC shall be responsible for compliance with all applicable laws and regulations in relation to the handling, promotion, and resale of the product in the Territory. AGC will take no action that would cause the export of the products to violate any laws, rules or regulations of any jurisdiction.

          16.2 AGC will comply with laws and regulations of government authorities in the TERRITORY relating to advertising and labeling of the products.

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          16.3 VERP shall be responsible for compliance with all applicable laws and regulations in relation to the products prior to such time as risk of loss passes to AGC.

     17. Governmental Approvals --

          17.1 AGC will in its own name and at its own cost, obtain and maintain such registrations, approvals, and consents from governments and health authorities in the TERRITORY, including the performing of required clinical trials or studies, as may be necessary to permit or facilitate the lawful handling, promotion, and resale of products in the TERRITORY. In addition, AGC may in its own name and at its own cost, obtain and maintain such registrations, approvals, and consents from governments and health authorities in the Territory, including the performing of required clinical trials or studies as may be necessary to permit or facilitate the lawful handling, promotion, and resale of the Product in the Territory, provided that such action does not preclude VERP or its licensee or designee from taking the same action. VERP and its affiliates shall assist AGC's research, clinical studies and sales in the TERRITORIES.

          17.2 AGC represents to VERP that it has or shall obtain all registrations, approvals, and consents from governments in the TERRITORY as are necessary to permit or facilitate the lawful handling, promotion, and resale of Products in the TERRITORY. AGC will promptly notify VERP if any such registration, approval, or consent lapses or if any additional such registration, approval or consent becomes necessary.

          17.3 VERP will provide, in advance of implementation, written details of any and all significant changes to the manufacturing, processing, handling, and packaging of the Product delivered to AGC, for the purpose of permitting AGC to notify and obtain appropriate regulatory approvals for said changes. VERP will implement said significant changes only after written confirmation from AGC. Notwithstanding the foregoing, VERP may unilaterally implement such changes if required to do so by law.

     18. Promotion and Distribution Facility --

          18.1 AGC will during the TERM maintain an active and efficient sales and customer service organization with adequately trained personnel for marketing and selling the products. Subject to VERP's obligation to fill AGC's confirmed orders, AGC will use all reasonable efforts to maintain an adequate stock of the product to meet market demand. AGC will use its best efforts, including adequate financial resources to effectively advertise, promote, and develop demand for and maximize sales of the Product in the TERRITORY. VERP agrees to reasonably consult with and advise AGC as AGC may require from time to time. VERP shall not bear any distribution, promotion, marketing or clinical costs or expenses in connection with AGC's undertakings as set forth in this Agreement. Further, the parties agree to enter into a separate memorandum setting forth the duties, obligations and responsibilities of the Parties within 120 days from the date of execution of the Agreement, the substance of which is to assist and facilitate the construction and operation of said facility.

     19. Trademarks --[TO COME]

     20. Confidentiality --

          20.1 AGC acknowledges that manufacturing of the products is dependent on confidential proprietary information and production protocols and formulae owned by VERP. Furthermore, all data provided from VERP to AGC under this AGREEMENT is deemed confidential and proprietary information of VERP. AGC agrees to hold in strictest confidence and not to disclose to third parties or itself use any such information except to the extent necessary in connection with this AGREEMENT in accordance with the terms and conditions contained herein.

          20.2 AGC's obligations of confidentiality will not apply to the extent that it is required to disclose or use the information in question in obtaining governmental registration, consents, or approvals hereunder or to the extent necessary to engage in clinical trials and/or distribute the Product; provided that AGC shall, to the extent possible, inform the PERSONS to whom such information is disclosed of the confidential nature of such information and request confidential treatment of such information.

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          20.3 VERP hereby agrees to hold in strictest confidence and not to disclose to third parties or itself use (except to the extent necessary in connection with this AGREEMENT) any information or reports delivered by AGC to VERP and any information designated in writing as confidential by AGC of which VERP becomes informed during the TERM.

          20.4 Upon termination of this AGREEMENT for any reason, each PARTY will promptly return to the other PARTY all confidential information of the other PARTY in its possession or control.

          20.5 The confidential obligations in Section 12.1 and 12.3 shall not apply to confidential information received by one PARTY from the other to the extent:

             (a) it was known to the receiving PARTY before receipt from the other PARTY and can be documented as such by competent proof by the receiving PARTY;

             (b) it was in the public domain at the time of its receipt or entered the public domain through no fault of the receiving PARTY;

             (c) it was disclosed to a PARTY by a third party who was under no obligation of confidentiality to the other PARTY;

             (d) disclosure of such information is required by law; or

             (e) necessary to enforce this AGREEMENT.

     21. Force Majeure --

          21.1 A PARTY shall not be held liable to the other for failure of any performance or obligation required of that PARTY under this AGREEMENT to the extent such is prevented by reason of force majeure including, but not limited to, industrial disputes, strikes, lockouts, riots, mobs, floods, fires, or other natural disasters or Acts of God, wars declared or undeclared, embargo, or events caused by reason of laws, regulations, or orders by any governments, governmental agency, or instrumentality or by any other supervening unforeseeable circumstances whatsoever beyond the control of either PARTY.

          21.2 The PARTY affected by an event of force majeure shall give prompt written notice to the other PARTY with description in reasonable details of the same. A PARTY shall be excused from performance only to the extent affected and only for the period of the force majeure.

     22. Default Termination --

          22.1 Either of the PARTIES shall have the right without prejudice to any rights exercisable or claims for damage or other relief, to terminate this AGREEMENT immediately for cause by written notice to the other PARTY in any of the following events:

             (a) if the other PARTY applies for judicial or extra-judicial settlement with its creditor, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy, or otherwise discontinues business; or the entry of an order or decree adjudging the other PARTY bankrupt or insolvent, or appointing a receiver or trustee in bankruptcy, or commencing liquidation or dissolution proceedings, and the continuance of any such order or decree unstayed and in effect for a period of 60 consecutive days; or

             (b) if the other PARTY breaches any of the material terms or conditions of this AGREEMENT and shall fail to fully cure such breach within 30 days of receipt of written notice from the PARTY asserting the breach; provided that the cure period for any default in payment by AGC for purchased products shall be fifteen business days from VERP's written notice of default. If the breach, for any reason, is caused beyond the control of the defaulting party with the exception of payment by AGC, then reasonableness shall be applied in the time needed to cure the defect.

          22.2 After termination of this AGREEMENT for any reason, AGC shall have the right to buy a sufficient quantity of products from VERP, on the terms of this AGREEMENT, to meet all AGC's

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     supply obligations in existence at the time of termination which amounts shall be documented and shall meet VERP's humanitarian and patient use criteria.

          22.3 Upon termination of this AGREEMENT for any reason, VERP shall, subject to Section 22.2, have the right to repurchase, and AGC agrees to sell to VERP, any or all remaining stock of the products which is no longer required to meet all of AGC's supply obligations in existence at the time of termination. VERP may only purchase products which at such time still comply with the SPECIFICATIONS, have a remaining shelf life of at least 12 months, and which remain unsold by AGC as of the effective date of said termination. The repurchase price shall be the same price at which AGC originally purchased said Product. VERP shall exercise its repurchase right by indicating its intent to do so in writing to be given no later than 30 days after the effective date of termination and shall have the right to inspection of Product and data.

          22.4 During the TERM and for a period of two (2) years after the date of termination of this AGREEMENT, AGC and its affiliates will not engage in, or PARTICIPATE IN any other business or organization which engages in the manufacture, sale, or distribution of interferon products (other than the products during the TERM); provided that this Section 12.4 shall not be applicable if AGC shall rightfully terminate this AGREEMENT pursuant to
     Section 22.4. AGC agrees that the provisions of this Section 22.4 are necessary and reasonable to protect VERP and that if any restriction contained in this Section 22.4 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the arbitrator or court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

          22.5 The failure of either PARTY at any time to enforce any of the terms or provisions or conditions of this AGREEMENT or exercise any right hereunder shall not constitute a waiver of the same or affect that PARTY's right to enforce or exercise any right hereunder shall not constitute a waiver of the same or affect that PARTY's right to enforce or exercise the same.

     23. Notices and Communications --

          23.1 All notices in connection with this AGREEMENT shall be in writing and be in the English language, as shall all other written communications and correspondence, and may be given by personal delivery, prepaid registered airmail letter, telecopier, or telegram addressed to the PARTY required or entitled to receive the same at its address or telefax number set out below, or to such other address or telefax number as such PARTY shall have designated by like notice to the other PARTY. Notice of termination of this AGREEMENT if given by telecopier or telegram shall be deemed the first business day in the city of destination following the dispatch and if given by prepaid registered airmail letter only, it shall be deemed served seven (7) days after the date of posting.

          23.2 Notices to VERP shall be to:
               Viragen (Europe) Ltd., 865 SW 78th Avenue, Suite 100, Plantation, FL 33324-3212.

               Notices to AGC shall be to:
                 AGC, Adamjee House, 1.1 Chundrigar Road, Karachi, Pakistan.

     24. Amendments --

          24.1 No modification or amendments to this AGREEMENT shall be binding upon either PARTY unless in writing signed by the duly authorized representatives of both PARTIES hereto.

     25. Assignment --

          25.1 Neither PARTY shall assign this AGREEMENT or any of its rights, nor delegate any of its duties or obligations, except to an AFFILIATE, without the prior written consent of the other. It is understood and agreed by both Parties that AGC has the right to form a new corporation and transfer its rights under this Agreement to the newly formed corporation. Any assignment or delegation in violation of this provision shall be deemed null and void.

[ARTICLE] 5

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          JUN-30-1999
[PERIOD-START]                             JUL-01-1998
[PERIOD-END]                               JUN-30-1999
[CASH]                                         124,335
[SECURITIES]                                         0
[RECEIVABLES]                                        0
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                               380,795
[PP&E]                                       4,698,360
[DEPRECIATION]                                 559,878
[TOTAL-ASSETS]                               4,909,596
[CURRENT-LIABILITIES]                          963,790
[BONDS]                                        131,973
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                       160,672
[OTHER-SE]                                   2,319,828
[TOTAL-LIABILITY-AND-EQUITY]                 4,909,596
[SALES]                                              0
[TOTAL-REVENUES]                                49,762
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                             4,956,249
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                              23,966
[INCOME-PRETAX]                             (4,930,453)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                         (4,930,453)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                (4,930,453)
[EPS-BASIC]                                      (0.46)
[EPS-DILUTED]                                    (0.46)

     26. Arbitration --

          26.1 All disputes arising out of or in connection with this AGREEMENT shall be finally settled under the Rules of Arbitration then in effect with hearing to be held in London, England. The arbitration shall be conducted in the English language. Judgement upon the award rendered by the arbitrators may be entered with, issued, and enforced by any court having competent jurisdiction including the U.S. and/or the U.K.

     27. Clinical Studies --

          27.1 The parties shall enter into a separate Memorandum of Cooperation within 120 days from the date of execution hereof which shall set forth the duties, responsibilities and obligations of the respective Parties regarding clinical trials to be conducted within the Territory.

     28. Different Size Products --

          28.1 As soon as reasonably practicable, VERP will seek FDA and/or U.K. or E.U. approval to manufacture and export the Product to AGC. If VERP obtains such approval, the PARTIES agree to negotiate in good faith an amendment to this AGREEMENT with respect to the Products. Such amendment would likely, among other things, change the definitions of AVERAGE NET SELLING PRICE.

     29. Language --

          29.1 The PARTIES have requested that this AGREEMENT and all related documents be in English.

     30. New Products --

          AGC shall have the first right of refusal to enter into a Manufacture and/or Distribution Agreement for any New Product(s) produced and/or distributed by VERP. AGC shall have ninety (90) days from the date of Notice of "Availability" of Manufacture or Distribution of new Product(s) License to negotiate the terms and conditions of said manufacture for Distribution Agreement which shall conform to VERP's Standard Product Manufacturing and Distribution License for other licensed territories.

     31. This Agreement shall be subject to the approval of the Board of Directors of Viragen (Europe) Ltd. (VERP).

     EXECUTED by the PARTIES as follows:

             ADAMJEE GROUP OF COMPANIES                                VIRAGEN (EUROPE) LTD.
                       ("AGC")                                               ("VERP")

              By: /s/ A. GAFFAR ADAMJEE                                By: /s/ GERALD SMITH
  -------------------------------------------------      -------------------------------------------------
               Name: A. GAFFAR ADAMJEE                                  Name: GERALD SMITH
   ----------------------------------------------         ----------------------------------------------
                   Title: Chairman                                       Title: President
   -----------------------------------------------        -----------------------------------------------
                Date: 19th Nov. 1998                                      Date: 11/16/98
   -----------------------------------------------        -----------------------------------------------

                                        9